UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2018

Square, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37622	80-0429876
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1455 Market Street, Suite 600

San Francisco, CA 94103

(Address of principal executive offices including zip code)

(415) 375-3176

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Overview

On April 26, 2018, Square, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Weebly, Inc., a Delaware corporation (“Weebly”), Forest Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub I”), Forest Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”) and Shareholder Representative Services LLC, as Stockholder Representative.

The Merger Agreement provides for the merger of Merger Sub I with and into Weebly (the “First Merger”), with Weebly surviving the First Merger as a wholly-owned subsidiary of the Company. As part of the same overall transaction, Weebly shall merge with and into Merger Sub II (the “Second Merger”; together with the First Merger, the “Mergers”), and Merger Sub II shall be the surviving entity.

The aggregate consideration payable in exchange for all of the outstanding equity interests of Weebly pursuant to the Merger Agreement is approximately $265 million, comprising an aggregate of approximately $132.5 million in cash (the “Cash Consideration”) and approximately $132.5 million in the Company’s Class A common stock (the “Stock Consideration”). The consideration is subject to an adjustment based on (i) purchase price adjustment provisions and (ii) indemnification obligations of Weebly stockholders after the closing of the Mergers. A portion of the Cash Consideration and the Stock Consideration will be placed in escrow to satisfy certain indemnification obligations of Weebly stockholders described in the Merger Agreement. At the closing as a result of the Mergers, the Company will issue to the former equity holders of Weebly the Stock Consideration, with the actual number of shares issued determined based on the trading price of the Company’s Class A common stock as calculated pursuant to the terms of the Merger Agreement. These shares of the Company’s Class A common stock will be issued pursuant to exemptions from registration provided by Section 4(a)(2) and/or Regulation D of the Securities Act of 1933, as amended.

Weebly’s stockholders include certain entities affiliated with Sequoia Capital, which holds a greater than 20% ownership interest in Weebly. Mr. Botha, a member of the board of directors for both the Company and Weebly, is also a director and stockholder of SC US (TTGP), Ltd., which in turn is the ultimate general partner of the entities affiliated with Sequoia Capital that own equity securities of Weebly and the entities affiliated with Sequoia Capital. Upon consummation of the Mergers, these entities affiliated with Sequoia Capital will receive approximately $91 million in a mix of cash and stock from the overall purchase price. The Company’s audit and risk committee reviewed and approved the acquisition pursuant to its related person transactions policy.

The Merger Agreement contains customary representations, warranties and covenants by the Company, Weebly and the Merger Subs. The closing of the Mergers is subject to customary closing conditions, including the expiration or termination of any waiting periods applicable to the consummation of the First Merger under applicable antitrust and competition laws.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

On April 26, 2018, the Company issued a press release announcing the pending acquisition of Weebly. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities

The information disclosed in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Title or Description

2.1	Agreement and Plan of Reorganization, dated as of April 26, 2018, by and among Square, Inc., Weebly, Inc., Forest Merger Sub, Inc., Forest Merger LLC and Shareholder Representative Services LLC.*

99.1	Press Release issued by Square, Inc. entitled “Square to Acquire Weebly” dated April 26, 2018.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Square, Inc. agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SQUARE, INC.

Date: April 26, 2018	By:	/s/ Jason S. Gao
Jason S. Gao
Assistant Secretary